Exhibit 4.1

Form of

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of September [      ], 2012, by and among American Axle & Manufacturing, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, American Axle & Manufacturing Holdings, Inc., as guarantor, (“the Guarantor”) and the Trustee heretofore executed and delivered an Indenture, dated as of February 11, 2004 (the “Indenture”), providing for the issuance of the 5.25% Senior Notes due February 11, 2014 (the “Notes”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents (the “Consents”) to eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the Indenture (the “Consent Solicitation”) pursuant to the Offer to Purchase and Consent Solicitation Statement, dated September 4, 2012 (the “Statement”), and the related Consent and Letter of Transmittal;

WHEREAS, in accordance with Section 10.02 of the Indenture, the Trustee and the Company, together with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes as of the date hereof, may add any provision to or amend, modify or change in any manner or eliminate any of the provisions of the Indenture and the Notes as described below (including consents obtained in connection with a tender offer for the Notes);

WHEREAS, the Company is undertaking to execute and deliver this First Supplemental Indenture to amend certain terms and covenants in the Indenture (the “Proposed Amendments”) in connection with the Tender Offer and Consent Solicitation;

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of not less than a majority in aggregate principal amount of the outstanding Notes in order to effect the Proposed Amendments and all other conditions precedent provided under the Indenture to permit the Company and the Trustee to enter into this First Supplemental Indenture have been satisfied;

WHEREAS, this First Supplemental Indenture shall be effective upon its execution by the Company and the Trustee, and the Proposed Amendments effected by this First Supplemental Indenture shall become operative with respect to the Notes on the Initial Payment Date (as defined herein) in accordance with Section 2.1 hereof;

WHEREAS, the Company has requested that the Trustee join with it in entering into this First Supplemental Indenture for the purpose of amending the Indenture in accordance with the Proposed Amendments to eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the Indenture, as permitted by Section 10.02 of the Indenture;

WHEREAS, pursuant to Section 10.02 and Section 10.03 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company; and

WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company and the Trustee, the legal, valid and binding agreement of the Company and the Trustee, in accordance with its terms.

NOW, THEREFORE, in consideration for the promises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Amendments

Section 1.1. Amendments to the Indenture. The Indenture is hereby amended as follows:

(i)	Section 3.01 is hereby amended by deleting clause (a) in its entirety and replacing clause (a) with the following:

“(a) If the Company elects to redeem the Notes pursuant to the optional redemption provisions hereof, it must notify the Trustee of the Redemption Date, the Redemption Price and the principal amount of the Notes to be redeemed by delivering written notice at least 10 days before the Redemption Date (unless a shorter period is satisfactory to the Trustee). Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect. If fewer than all of the Notes are being redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, by such method as may be specified by the terms of such Notes or, if no such method is so specified, pro rata or by such method as the Trustee shall deem fair and appropriate. The Trustee shall notify the Company promptly in writing of the Notes or portions of Notes to be called for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Except as otherwise provided as to the Notes, the Notes and portions thereof that the Trustee selects shall be in amounts equal to the minimum authorized denomination for the Notes to be redeemed or any integral multiple thereof, except that if all of the Notes are to be redeemed, the entire outstanding amount of the Notes held by such Holder, even if not equal to the minimum authorized denomination for the Notes, shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.”

(ii)	Section 3.01 is hereby amended by deleting clause (b) in its entirety and replacing clause (b) with the following:

“(b) Notice of redemption must be mailed by first-class mail by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders at the address set forth in the most recent noteholder list described in Section 2.05 hereof whose Notes are to be redeemed at least 10 days but not more than 60 days before the Redemption Date, unless a shorter period is specified in the Notes to be redeemed. The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(1) the Redemption Date;

(2) the Redemption Price fixed in accordance with the terms of the Notes to be redeemed, plus accrued interest, if any, to the date fixed for redemption;

(3) the place or places where Notes are to be surrendered to the Paying Agent for redemption;

(4) that Notes called for redemption must be so surrendered to the Paying Agent in order to collect the Redemption Price;

(5) that, on the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption, and, unless the Company defaults in payment of the Redemption Price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date;

(6) if less than all the outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed;

(7) if any Note contains a CUSIP number, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes; and

(8) that the redemption is for a sinking fund, if such is the case.”

(iii)	Section 4.06 is hereby amended by deleting such Section in its entirety and replacing it with the following: “INTENTIONALLY OMITTED.”;

(iv)	Section 4.07 is hereby amended by deleting such Section in its entirety and replacing it with the following: “INTENTIONALLY OMITTED.”;

(v)	Section 5.01 is hereby amended by deleting such Section in its entirety and replacing it with the following: “INTENTIONALLY OMITTED.”;

(vi)	Section 6.01 is hereby amended by deleting clauses (3) and (5) in their entirety and replacing such clauses (3) and (5) with the following: “INTENTIONALLY OMITTED.”;

Section 1.2. Amendment of Notes. Subject to Article II hereof, any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture, as amended by this First Supplemental Indenture, shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this First Supplemental Indenture.

Section 1.3. Amendment of Definitions. Subject to Article II hereof, any defined terms present in the Indenture, the Notes or the Guarantees but no longer used as a result of the amendments made by this First Supplemental Indenture are hereby eliminated in the Indenture, the Notes or the Guarantees, as applicable. The definition of any defined term used in the Indenture, the Notes or the Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this First Supplemental Indenture and the term it defines is still used elsewhere in the Indenture, the Notes or the Guarantees after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

Section 1.4 Amendment of References. The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments made by this First Supplemental Indenture.

ARTICLE II

Miscellaneous

Section 2.1. Effect and Operation of First Supplemental Indenture. This First Supplemental Indenture shall be effective and binding immediately upon its execution and delivery by the Company and the Trustee, and thereupon this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Security and Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided however, notwithstanding anything in the Indenture or this First Supplemental Indenture to the contrary, the amendments set forth in Article I of this First Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s acceptance and initial payment for Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer and representing at least a majority in aggregate principal amount of the Notes then outstanding (such date of payment, the “Initial Payment Date”). Prior to the time the Company purchases any Notes pursuant to the Tender Offer, the Company may terminate this First Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the solicitation of Consents with respect to the Proposed Amendments or if for any other reason the Notes are not accepted for payment pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or the Company does not accept for purchase, and pay for, the Notes for any reason, this First Supplemental Indenture shall not become operative.

Section 2.2. Indenture Remains in Full Force and Effect. Except as amended or supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3. Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

Section 2.4. Confirmation and Preservation of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects confirmed and preserved.

Section 2.5. Conflict with the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision which is required or deemed to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, the provision or requirement of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 2.6. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7. Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Notes or Guarantees, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any paying agent and the Holders) any benefit or any legal or equitable right, remedy or claim under the Indenture, the First Supplemental Indenture or the Notes.

Section 2.8. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.9. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, stockholder, incorporator or agent of the Company or the Guarantor, as such, will have any liability for any obligations of the Company or the Guarantor under the Notes, the Guarantees, the Indenture, as amended by this First Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Security waives and releases all such liability.

Section 2.10. Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THIS FIRST SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TRUST INDENTURE ACT THAT ARE REQUIRED TO BE PART OF THIS FIRST SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.

Section 2.12. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.

Section 2.13. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.14. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

AMERICAN AXLE & MANUFACTURING, INC.

By:
Name: Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name: Title: